Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
February 3, 2011	Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Communications Announces Common Stock Repurchase Authorization for Up to 100 Million Shares

NEW YORK — Verizon Communications Inc. (NYSE, NASDAQ: VZ) announced today that its Board of Directors has authorized the corporation to repurchase up to 100 million shares of its common stock.

The board also determined that no additional shares may be acquired under a previously approved program to repurchase up to 100 million shares. Under the previous program, which was due to end Feb. 28, 2011, approval remained to purchase approximately 60 million shares.

Approximately 2.8 billion shares of Verizon common stock are outstanding.

Under the plan approved today by the board, Verizon’s senior officers have the option to repurchase shares for the corporation over time in the open market, in privately negotiated transactions or otherwise, with the amount and timing of repurchases depending on market conditions and corporate needs. The company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization.

Verizon News Release, page 2

The authorization to repurchase shares terminates when the aggregate number of shares repurchased reaches 100 million or at the close of business on Feb. 28, 2014, whichever is earlier.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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